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                                                                    Exhibit 10.9

                                                 [LETTERHEAD OF NETFLIX.COM(TM)]

April 19, 1999



W. Barry McCarthy
113 Gallup Road
Princeton, NJ 08540


Dear Barry:

On behalf of NetFlix, Inc., it is my pleasure to offer to you for the position of Chief Financial Officer reporting to Reed Hastings, CEO. Your annual salary will be $170,000 to be paid bi-weekly. You will also receive an annual bonus targeted at $20,000.00 based on mutually determined factors and paid in six-month increments.

In addition, we are pleased to offer you an option to purchase 330,000 shares of the Company's Common Stock, subject to final approval by the Board of Directors. The purchase price will be equal to the fair market value at the date of the grant in accordance with the NetFlix, Inc. 1997 Stock Plan. These options will vest over four years with one year cliff vesting and monthly vesting thereafter. Should NetFlix.com be acquired, 50% (fifty percent) of these unvested options, or 12 months worth whichever is greater, will vest immediately. If the Company is acquired prior to May 1, 2000, total vested options shall be 206,250.

The Company will provide relocation assistance for you and your family to relocate from Princeton, New Jersey to the San Francisco Bay Area to a cap of $50,000. This does not include your temporary travel and short term accommodations until your family joins you (anticipated to be July 1999). These expenses will be either pre-paid by the Company or reciepted and reimbursed to you.

As a full-time employee of NetFlix, you are entitled to standard company employee benefits such as vacation, sick leave and full medical insurance.

It should be noted that as a condition of employment, you will be required to sign an agreement which addresses the issues of confidentiality, conflicts of interest, non-competition, and patent assignments. Additionally, on your first day of employment, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States to satisfy the requirements of Employment Eligibility Verifications (Form I-9) as required by Federal law.

While we hope and expect that this will be the beginning of a long and rewarding employment relationship, your employment is at-will, and either you or NetFlix may terminate this employment relationship at anytime and for any reason, with or without cause. We will provide you severance of six months with continued salary and benefits if your employment is terminated for reason other than cause during your first year of employment.

The entire NetFlix team is looking forward to working with you!

Sincerely,



/s/ Reed Hastings
-------------------------
Reed Hastings
CEO

Agreed to and accepted:


/s/ W. Barry McCarthy, Jr.             4/19/99                   4/19/99
--------------------------            ---------                 ----------
W. Barry McCarthy                        Date                   Start Date